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                                  EXHIBIT 99.1
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[LETTERHEAD OF FINANCING FOR SCIENCE INTERNATIONAL, INC. APPEARS HERE]

                                              CONTACT: Robert Maxwell, President
                                                           Financing for Science
                                                             International, Inc.
                                                                  (860) 676-1818

FOR IMMEDIATE RELEASE

                     FINANCING FOR SCIENCE TO BE ACQUIRED
                              BY THE FINOVA GROUP

     Farmington, CT, May 20, 1996. Financing for Science International, Inc. (FFSI:Nasdaq), a leading lessor of advanced technology equipment, announced today that it had signed a definitive agreement pursuant to which the Company will be acquired by a subsidiary of The FINOVA Group Inc. (NYSE:FNV) in a transaction valued at approximately $37 million.

     Holders of shares of the Company's common stock will receive $6.40 per share in cash upon the merger. In addition, the exercise price of the publicly-held redeemable warrants for the Company's common stock (FFSIW:Nasdaq) will be reduced effective as of the merger from $8.25 to $6.30 per share. The merger is subject to approval by FFSI's shareholders and satisfaction of certain closing conditions and is expected to be completed by late July, 1996.

     FINOVA is a Phoenix-based major domestic commercial finance company providing secured financing and leasing products to midsize business. For its first quarter ending March 31, 1996, FINOVA reported net income of $27.1 million and total managed assets of $7.3 billion.

     Financing for Science, established in 1986, leases essential equipment to customers in its specialized markets which include technology-based corporations, research-and-development facilities and healthcare providers. At March 31, 1996 its lease portfolio was $269 million, based on total acquisition cost of the leased equipment.